UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 28, 2017

Xactly Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37451	11-3744289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Park Avenue, Suite 1700

San Jose, California 95110

(Address of principal executive offices, including zip code)

(408) 977-3132

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 31, 2017, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 29, 2017, as amended on June 20, 2017 (the “Merger Agreement”), by and among Excalibur Parent, LLC, a Delaware limited liability company (“Parent”), Excalibur Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Xactly Corporation (“Xactly” or the “Company”), Parent completed the merger, with the Company continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub were formed by affiliates of Vista Equity Partners Fund VI, L.P., a Cayman Islands exempted limited partnership. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time, each:

(i)	share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) was cancelled and extinguished, and automatically converted into the right to receive cash in an amount equal to $15.65, without interest thereon (the “Per Share Price”);

(ii)	Company Option was cancelled and converted into the right to receive:

(A)	for (1) any Company Option that was vested as of the Effective Time or that vested solely as a result of the consummation of the transactions contemplated by the Merger Agreement (and without any additional action by Xactly, the Board of Directors or a committee thereof) (each, a “Vested Company Option”) and (2) 66 2/3% of the portion of such Company Options that is not a Vested Company Option prior to the application of this clause (2) (each, an “Additional Vesting Company Option”), a cash amount equal to (i) the Per Share Merger Consideration (less the exercise price per share, if any, attributable to such Company Option), multiplied by (ii) the aggregate number of shares of Company Common Stock subject to such Vested Company Option and Additional Vesting Company Option, subject to any required withholding for applicable taxes; and

(B)	for any Company Option that is not a Vested Company Option or an Additional Vesting Company Option (each, an “Unvested Company Option”), a cash amount, without interest, equal to (1) the aggregate number of shares of Company Common stock subject to such Unvested Company Option multiplied by (2) the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price under such Unvested Company Option, which cash amount will vest and be payable at the same time as the Unvested Company Option for which such cash amount was exchanged would have vested pursuant to its terms, subject to any required withholding for applicable taxes and subject to the holder’s continued employment with the Parent and its affiliates (including Xactly and its subsidiaries) through the applicable vesting dates (such amount, the “Cash Replacement Company Option Amount”); provided, however, that the payment of such Cash Replacement Company Option Amount may be accelerated in the event the holder’s employment with Xactly is (i) terminated without “cause” within twelve months following the Closing Date (provided that this clause (i) will not apply if the following clause (ii) could apply) or (ii) is a party to a change of control severance agreement, offer letter, employment agreement or any other agreement or contract that provides for vesting acceleration of such holder’s Company Options and has a qualifying termination of employment under such agreement, letter, or contract, in each case, subject to the holder satisfying certain conditions; and

(iii)	Company RSU was cancelled and converted into the right to receive:

(A)	for (1) any Company RSU that was vested as of the Effective Time or that vested solely as a result of the consummation of the transactions contemplated by the

Merger Agreement (and without any additional action by Xactly, the Board of Directors or a committee thereof) (each, a “Vested Company RSU”) and (2) 66 2/3% of the portion of each award of Company RSUs that is not a Vested Company RSU prior to the application of this clause (2) (each, an “Additional Vesting Company RSU” and together with the Additional Vesting Company Options, the “Additional Vesting Awards”), a cash amount equal to the Per Share Merger Consideration, subject to any required withholding for applicable taxes; and

(B)	for any Company RSU that is not a Vested Company RSU or an Additional Vesting Company RSU (each, an “Unvested Company RSU”), a cash amount, without interest, equal to (1) the Per Share Merger Consideration multiplied by (2) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time, which cash amount will vest and be payable at the same time as the Unvested Company RSU for which such cash amount was exchanged would have vested pursuant to its terms, subject to any required withholding for applicable taxes and subject to the holder’s continued employment with the Parent and its affiliates (including Xactly and its subsidiaries) through the applicable vesting dates (such amount, the “Cash Replacement Company RSU Amount”); provided, however, that the payment of such Cash Replacement Company RSU Amount may be accelerated in the event the holder’s employment with Xactly is (i) terminated without “cause” within twelve months following the Closing Date (provided that this clause (i) will not apply if the following clause (ii) could apply) or (ii) is a party to a change of control severance agreement, offer letter, employment agreement or any other agreement or contract that provides for vesting acceleration of such holder’s Company RSUs and has a qualifying termination of employment under such agreement, letter, or contract, in each case, subject to the holder satisfying certain conditions.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth under Item 2.01 is incorporated herein by reference.

In connection with the closing of the Merger, the Company notified The New York Stock Exchange (“NYSE”) on July 31, 2017 that each outstanding share of Common Stock (except as described in Item 2.01 hereof) was converted pursuant to the Merger Agreement as set forth under Item 2.01, and requested that NYSE file a Form 25 with the Securities and Exchange Commission (the “SEC”) to remove the Common Stock from listing on NYSE and to deregister the Company Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 is incorporated herein by reference.

Pursuant to the Merger Agreement and in connection with the consummation of the Merger, each outstanding share of Company Common Stock (except as described in Item 2.01 hereof) was converted into the right to receive the Per Share Price.

Item 5.01 Changes in Control of Registrant.

The information set forth under Item 2.01 and Item 3.01 is incorporated herein by reference.

As a result of the Merger, a change in control of the Company occurred, and the Company became a wholly-owned subsidiary of Parent. The total amount of consideration payable to the Company’s equityholders in connection with the Merger was approximately $564 million. The funds used by Parent to consummate the Merger and complete the related transactions came from equity contributions from Vista Equity Partners Fund VI, L.P., the Company’s cash on hand, and the proceeds received in connection with debt financing pursuant to a

$175 million senior secured term loan and a revolving line of credit of up to $15 million under the Credit Agreement, dated as of July 31, 2017, by and among Parent, Merger Sub, Xactly, certain domestic subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, and Goldman Sachs Middle Market Lending Corp., as administrative agent and collateral agent.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement.

The information set forth under Item 2.01 is incorporated herein by reference.

Effective upon completion of the Merger, the following persons, who were the directors of Merger Sub, became directors of the Company: Brian N. Sheth, Christian B. Sowul, and Jeff Wilson. Christopher W. Cabrera, who was a director of the Company immediately prior to the Merger, will continue to be a director of the Company. The following persons, who were directors of the Company prior to the completion of the Merger, are no longer directors of the Company: Earl E. Fry, Scott A. McGregor, Carol G. Mills, Gerald S. Casilli, Neal Dempsey and Lauren P. Flaherty.

Effective upon completion of the Merger, the following persons, who were the officers of Merger Sub, became officers of the Company: Brian N. Sheth, Christian B. Sowul and Jeff Wilson. Christopher W. Cabrera, Joseph C. Consul and L. Evan Ellis, Jr., who were officers of the Company immediately prior to the Merger, will continue to be officers of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 2.01 is incorporated herein by reference.

Effective upon completion of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Merger, was amended and restated to be in the form of the certificate of incorporation attached as Exhibit 3.1, which is incorporated herein by reference.

Effective upon completion of the Merger, the bylaws of the Company were amended and restated to be in the form of the bylaws attached as Exhibit 3.2, which is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Securities Holders.

On July 28, 2017, the Company held a special meeting of stockholders (the “Special Meeting”) at the Company’s principal executive offices in San Jose, California.

As of the record date, June 28, 2017, there were 32,212,469 shares of Company Common Stock eligible to be voted at the Special Meeting. At the Special Meeting, 26,742,291 shares, or approximately 83.01% of all outstanding shares of Company Common Stock, were present either in person or by proxy. Two matters were voted upon at the special meeting, with the Company’s Board of Directors recommending a vote “FOR” in connection with each of the proposals voted upon, as further described in the definitive proxy statement filed with the SEC on June 29, 2017 and as supplemented on July 20, 2017 (the “Definitive Proxy Statement”).

Proposal No. 1 (the “Merger Proposal”) was to consider and vote on the proposal to adopt the Merger Agreement.

Proposal No. 2 (the “Adjournment Proposal”) was to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there were insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Since there were sufficient votes cast at the Special Meeting to adopt the Merger Agreement, a second proposal to adjourn the Special Meeting, if needed or appropriate, to solicit additional proxies was rendered moot.

The Merger Proposal and Adjournment Proposal were approved. The table below shows the final voting results from the Special Meeting.

	For	Against	Abstain
Proposal 1 – The Merger Proposal	26,659,230	27,396	55,665
Proposal 2 – The Adjournment Proposal	25,850,288	832,138	59,865

Item 8.01 Other Events.

On July 31, 2017, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Xactly Corporation.

3.2	Amended and Restated Bylaws of Xactly Corporation.

99.1	Press Release of Xactly Corporation dated July 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2017

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Christopher W. Cabrera
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Xactly Corporation.

3.2	Amended and Restated Bylaws of Xactly Corporation.

99.1	Press Release of Xactly Corporation dated July 31, 2017.